Busey®

100 W. UNIVERSITY AVE.
CHAMPAIGN, IL 61820

WWW.BUSEY.COM

January 27, 2015

First Busey Announces 2014 Fourth Quarter Earnings and Full Year Results

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Significant progress made from the year ended December 31, 2013:

• Net income available to common stockholders of $32.0 million, up 27.7%	• Non-performing loans of $9.0 million, down 48.1%
• Fully-diluted earnings per common share of $0.37, up 27.6%	• Total average gross loans of $2.301 billion, up 8.2%
• Cash dividend paid per share of $0.19, up 58.3%	• Non-interest bearing deposits of $666.6 million, up 21.8%

First Busey Corporation's net income for the year ended December 31, 2014 was $32.8 million and net income available to common stockholders was $32.0 million, or $0.37 per fully diluted common share, compared to net income of $28.7 million and net income available to common stockholders of $25.1 million, or $0.29 per fully-diluted common share, for the year ended December 31, 2013.

Net income for the fourth quarter of 2014 was $7.6 million and net income available to common stockholders was $7.4 million, or $0.08 per fully-diluted common share.  Net income increased from the fourth quarter of 2013, when the Company reported net income of $6.9 million and net income available to common stockholders of $6.0 million, or $0.07 per fully-diluted common share.  For the third quarter of 2014, the Company reported net income of $9.1 million and net income available to common stockholders of $8.9 million, or $0.10 per fully-diluted common share.

On January 8, 2015, First Busey Corporation completed its acquisition of Herget Financial Corp. ("Herget"), headquartered in Pekin, Illinois.  During the fourth quarter of 2014, the Company incurred $0.4 million of acquisition expenses to complete this transaction, comprised primarily of legal, accounting, and system conversion costs.  In addition, during the current year the Company incurred approximately $0.2 million in costs exploring other strategic growth opportunities.

Additional non-recurring expenses during the quarter included $1.0 million in losses in private equity investments.  For the three year period ended December 31, 2014, cumulative net gains on private equity investments totaled $1.8 million, including the current year loss of $1.5 million.  Net income in the fourth quarter of 2014 was further influenced by $0.2 million in new training initiatives and $1.0 million related to corporate restructuring costs designed to address the changing needs of our organization as we continue to refine our operating model and seek to balance growth while maintaining efficiency.  Security gains of $0.8 million were recorded through the sale of securities to partially fund the additional costs during the quarter.

Net interest income of $26.1 million in the fourth quarter of 2014 increased from $25.9 million in the third quarter of 2014, and $25.0 million in the fourth quarter of 2013.  Net interest income for the year ended December 31, 2014 was $101.6 million compared to $100.1 million for the same period of 2013.  Gross loans at December 31, 2014 increased $35.8 million from September 30, 2014, despite a drop in loans held for sale of $1.7 million during the period.  Gross loans increased to $2.416 billion at December 31, 2014 from $2.380 billion at September 30, 2014 and $2.295 billion at December 31, 2013.

Robust loan growth during 2013 pushed Small Business Lending Fund qualified credits above certain thresholds required to meaningfully reduce costs of the Company's preferred stock dividend beginning in 2014.  Dividends paid on the preferred stock totaled $0.7 million for the year end December 31, 2014 compared to $3.6 million for the comparable period of 2013.  In addition, credit quality and related costs continued to improve.  As net charge-offs and non-performing loans trended lower, the provision for loan loss was zero in the fourth quarter of 2014, consistent with the third quarter of 2014, and a decrease from $1.5 million in the fourth quarter of 2013.  For the year ended December 31, 2014, the provision for loan loss was $2.0 million, compared to $7.5 million for the same period of 2013.  With a continued commitment to the quality of assets and the strength of our balance sheet, near-term loan losses are expected to remain generally low.

Overall deposit levels have continued on a relatively steady upward course, totaling $2.901 billion at December 31, 2014 compared to $2.825 billion at September 30, 2014 and $2.869 billion at December 31, 2013.  For the three months ended December 31, 2014, average total deposits were $2.871 billion, compared to $2.874 billion for the three months ended December 31, 2013.  Non-interest bearing deposits of $666.6 million at December 31, 2014 increased from $579.6 million at September 30, 2014 and $547.5 million at December 31, 2013.  Non-interest bearing deposits as of December 31, 2014 represented 23.0% of total deposits.  The Company remained strongly core deposit funded at 75.3% of total assets as of December 31, 2014, with solid liquidity and significant market share in the communities it serves.

During the third and fourth quarter of 2014, as part of our ongoing balance sheet strategy, the Company took on a modest level of long-term debt taking advantage of low interest rates and attractive funding options.  The Company executed $50.0 million in FHLB discount note indexed advances with an average cost of 8 basis points for the year ended December 31, 2014.  The variable rate notes range in maturity from five to ten years with options to prepay at par prior to maturity.

Capital Strength:  At the end of the fourth quarter of 2014, Busey Bank continued to exceed the capital adequacy requirements necessary to be considered "well-capitalized" under applicable regulatory guidelines.  Further, First Busey Corporation's Tangible Common Equity ("TCE") increased to $336.3 million at December 31, 2014 from $332.3 million at September 30, 2014 and $316.4 million at December 31, 2013.  TCE represented 9.24% of tangible assets at December 31, 2014, compared to 9.51% at September 30, 2014 and 9.01% at December 31, 2013.1

The Company's strong capital levels have allowed it to provide a steady return to its shareholders through dividends, and raise its quarterly dividend earlier this year.  The Company will pay a cash dividend on January 30, 2015 of $0.05 per common share to stockholders of record as of January 23, 2015, which represents a 25% increase from the quarterly dividend of $0.04 per common share paid in January 2014. First Busey Corporation has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

Asset Quality:  While much internal focus has been directed toward organic growth, the Company's commitment to credit quality continues to be evident by strong performance across a range of credit indicators.  As of December 31, 2014, the Company reported non-performing loans of $9.0 million.  The Company recorded a net recovery of $0.4 million for the fourth quarter of 2014 compared to net charge-offs of $0.4 million for third quarter of 2014 and net charge-offs of $1.9 million for the fourth quarter of 2013.  Net charge-offs for the year ended December 31, 2014 were $2.1 million, compared to $7.9 million for the same period of 2013.  While these improvements are encouraging, asset quality metrics can be generally influenced by market-specific economic conditions, and specific measures may fluctuate from quarter to quarter.

Fee-based Businesses:  Busey Wealth Management's net income was $1.1 million for the fourth quarter of 2014, compared to $1.2 million for the third quarter of 2014 and $1.1 million for the fourth quarter of 2013.  Busey Wealth Management's net income for the year ended December 31, 2014 was $4.7 million as compared to $4.2 million for 2013.  Assets under care increased to $5.2 billion as of December 31, 2014, compared to $5.0 billion at December 31, 2013.  FirsTech's net income of $0.3 million for the fourth quarter of 2014 was comparable to the third quarter of 2014 and increased from the fourth quarter of 2013 by 39.9%.  FirsTech's year-to date net income of $1.2 million increased from $1.0 million for the comparable period of 2013, primarily due to growth in electronic processing revenues, including online and mobile services.

1Tangible Common Equity, a non-GAAP metric, is defined as common equity less tax-effected goodwill and intangibles at the end of the reporting period. Tangible assets, a non-GAAP metric, is defined as total assets less tax-effected goodwill and intangibles at the end of the reporting period.

Revenues from trust fees, commissions and brokers' fees and remittance processing activities - which are primarily generated through Busey Wealth Management and FirsTech - represented 53.8% of the Company's non-interest income for the year ended December 31, 2014, providing a balance to revenue from traditional banking activities.  Furthermore, the Company believes the boutique services offered to ultra-high net worth clients by Trevett Capital Partners within its suite of wealth services broadens the Company's business base and enhances its ability to further develop revenue sources.  Trust fees and commissions and brokers' fees increased to $5.4 million for the fourth quarter of 2014, compared to $4.9 million for the third quarter of 2014 and $5.2 million for the fourth quarter of 2013.  Trust fees and commissions and brokers' fees for the year ended December 31, 2014 were $22.3 million, compared to $20.9 million in the same period of 2013.

Operating Performance:  The Company continues to prioritize strengthening its balance sheet, diversifying revenue streams and developing appropriate platforms to sustain profitable organic growth.  An active business outreach across the Company's footprint continues to support ongoing business expansion, while further improvement in operating expenses reflects the important focus on cost control and productivity.  Specific areas of operating performance are detailed as follows:

•  Net interest margin decreased to 3.13% for the fourth quarter of 2014, compared to 3.19% for the third quarter of 2014, but increased from 3.12% for the fourth quarter of 2013.  The net interest margin for the year ended December 31, 2014 was 3.15%, unchanged from the same period in 2013.  Average loan balances for the three months ended December 31, 2014 grew 1.1%, compared to the three months ended September 30, 2014 and 6.8% compared to the three months ended December 31, 2013, and also grew 8.2% for the year ended December 31, 2014 compared to the same period in 2013, positively influencing net interest margin.  Meanwhile, a highly competitive loan environment and a prolonged period of low interest rates continued to put downward pressure on yields and margins.

•  Gain on sales of loans slightly decreased to $1.2 million for the fourth quarter of 2014 from the $1.3 million reported for the third quarter of 2014 and $1.3 million in the fourth quarter of 2013.  Gain on sales of loans at December 31, 2014 was $4.7 million compared to $10.2 million in 2013 due to lower refinance volume as a result of market-based influences and higher interest rates.  Retail real estate portfolio balances grew by $61.4 million to $582.1 million on December 31, 2014 from $520.7 million on December 31, 2013, excluding held for sale loans.  Total mortgage production is reflected in both the gain on loans sold and the balances of loans retained in the retail real estate portfolio, and the mix of sales versus retention may vary over time.

•  Other non-interest income decreased to $0.5 million for the fourth quarter of 2014 as compared to $0.9 million in the third quarter of 2014 and $1.0 million in the fourth quarter of 2013.  Other non-interest income for the year ended December 31, 2014 decreased to $3.5 million from $4.6 million for the comparable period of 2013, primarily related to private equity losses.  For the three year period ended December 31, 2014, cumulative net gains on private equity investments totaled $1.8 million, including the current year loss of $1.5 million.

•  Salaries and wages and employee benefits increased to $16.4 million in the fourth quarter of 2014 compared to $14.9 million in the third quarter of 2014 and $15.7 million in the fourth quarter of 2013 due to restructuring expenses and other year-end accruals.  For the year ended December 31, 2014, salaries and wages and employee benefits decreased to $61.3 million as compared to $63.8 million for the same period of 2013, reflecting continued efforts to seek sensible opportunities to reduce costs and enhance efficiency.

•  Data processing expense in the fourth quarter of 2014 increased to $2.8 million compared to $2.6 million in the third quarter of 2014 and $2.7 million in the fourth quarter of 2013.  The increase was primarily due to temporary expenses related to the acquisition of Herget.  Data processing expense totaled $10.9 million for the year ended December 31, 2014, compared to $10.5 million for the same period of 2013.  As the Company manages data processing expense, it continues to enhance its mobile and internet banking services and prioritize strategies to mitigate the risk from cybercriminals through the use of new technology, industry best practices and customer education.  A portion of the increase in data processing expense was also related to supporting new sources of revenue growth at FirsTech.

Overview and Strategy:

2014 was a highly successful year for our Company, with strong upward momentum in earnings built on capital strength that supported increased dividends for our shareholders.

While much of the industry faced challenges to revenue growth, we were pleased by growth in net interest income and a stable net interest margin from prior year.  During the fourth quarter, a temporary influx of volume in repurchase agreements and seasonal deposits compressed the margin, as short-term funding was deployed appropriately in short-term assets.  Notably, however, net interest income for the fourth quarter of 2014 was up 4.3% from the fourth quarter of 2013, capping four consecutive quarters of growth in net interest income.

Core funding is a foundational strength of our franchise, with total deposit costs for the fourth quarter of 2014 an impressive 16 basis points and 18 basis points for the year ended December 31, 2014.  At the same time, our customer relationship model promoted stable balances in overall deposits while improvements continued in product mix.

Commercial loan growth continued to fuel our success, while solid asset quality management reinforced balance sheet strength, and credit cost reductions benefited our bottom line.  Revenue growth was further supported by our diversified business model, with strong performances across a broad spectrum of our businesses.  A continued commitment to comprehensive expense discipline drove additional improvement in annual operating costs and efficiency ratios.  Net income in each of our operating segments was up over 10% from the prior year.

For the second consecutive year, First Busey Corporation was named by Forbes as one of America's most trustworthy companies.  Our associates take great pride in the Company being selected by Forbes as one of America's 50 Most Trustworthy Financial Companies2  for 2014.  This ratings process suggests that its 50 Most Trustworthy Financial Companies have consistently demonstrated clear and conservative accounting practices and solid corporate governance, management and board supervision.

On January 8, 2015, First Busey Corporation completed its acquisition of Herget, which is located in the Peoria MSA.  Based on current market share data, with the addition of Herget, we anticipate our Peoria MSA ranking to increase from 12th to 6th. We believe the merger with Herget will allow us to further increase our presence through a proven organization that has a one-hundred year history of providing premier customer service to diverse industry sectors.  By acquiring organizations with a similar philosophy in markets which complement our existing customer base, we intend to expand our franchise through balanced, integrated growth strategies that generate value.  First Busey Corporation will operate Herget as a separate banking subsidiary until it is merged with Busey Bank, which is expected to occur late in the first quarter of 2015.

We believe our outlook is bright.  As we enter a new year, we will continue to focus on improving all aspects of our business as we strive to deliver optimal value to our Pillars.  We feel confident that we are well positioned to explore potential external growth opportunities to enhance and complement our mission to achieve positive organic growth.  We take pride in our past and look confidently towards our future, gratefully acknowledging the efforts of our associates, the business of our customers, and the continued support of Busey by you, our shareholders.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

2 ©2014, Forbes Media LLC.  Used with Permission.

SELECTED FINANCIAL HIGHLIGHTS[1]
(dollars in thousands, except per share data)

	As of and for the				As of and for the
	Three Months Ended				Year Ended
	December 31,	September 30,	June 30,	December 31,	December 31,	December 31,
	2014	2014	2014	2013	2014	2013
EARNINGS & PER SHARE DATA
Net income	$7,593	$9,109	$8,185	$6,920	$32,774	$28,726
Income available to common stockholders[2]	7,411	8,927	8,004	6,012	32,047	25,093
Revenue[3]	40,090	40,115	40,036	39,062	159,741	162,095
Fully-diluted earnings per share	0.08	0.10	0.09	0.07	0.37	0.29
Cash dividends paid per share[4]	0.05	0.05	0.05	0.04	0.19	0.12

Net income by operating segment
Busey Bank	$7,854	$8,195	$7,436	$6,173	$30,764	$25,416
Busey Wealth Management	1,102	1,176	1,401	1,116	4,681	4,242
FirsTech	270	322	326	193	1,227	1,000

AVERAGE BALANCES
Cash and due from banks	$283,411	$189,836	$239,372	$250,573	$248,832	$286,898
Investment securities	789,620	830,504	870,818	883,120	828,205	933,213
Gross loans	2,372,617	2,345,718	2,249,786	2,221,183	2,301,358	2,126,536
Earning assets	3,365,335	3,280,380	3,270,335	3,257,957	3,290,511	3,254,257
Total assets	3,597,157	3,525,124	3,523,428	3,529,936	3,538,564	3,531,248
Non-interest bearing deposits	622,152	601,220	592,066	541,242	596,058	531,744
Interest-bearing deposits	2,249,295	2,265,378	2,295,196	2,332,765	2,279,302	2,363,990
Securities sold under agreements to repurchase	181,176	146,230	134,237	157,610	148,452	137,777
Interest-bearing liabilities	2,517,428	2,472,820	2,484,433	2,545,375	2,492,374	2,559,057
Stockholders' equity-common	358,885	353,695	349,410	342,912	351,813	339,427
Tangible stockholders' equity-common[5]	331,130	325,177	320,186	312,169	322,949	307,517

PERFORMANCE RATIOS
Return on average assets[6]	0.82%	1.00%	0.91%	0.68%	0.91%	0.71%
Return on average common equity[6]	8.19%	10.01%	9.19%	6.96%	9.11%	7.39%
Return on average tangible common equity[6]	8.88%	10.89%	10.03%	7.64%	9.92%	8.16%
Net interest margin[6,7]	3.13%	3.19%	3.13%	3.12%	3.15%	3.15%
Efficiency ratio[8]	68.43%	63.01%	64.35%	67.61%	65.11%	66.39%
Non-interest revenue as a % of revenues[3]	34.93%	35.41%	37.50%	35.99%	36.41%	38.27%

[1] Results are unaudited
[2] Net income available to common stockholders, net of preferred dividend
[3] Revenues consist of interest income plus non-interest income, net of interest expense and security gains and losses
[4] The Company accelerated payment of its first quarter 2013 dividend of $0.04 to December 2012 to provide stockholders with certainty as to the tax treatment of such dividend
[5] Tangible stockholders' equity-common, a non-GAAP metric, is defined as average common equity less average goodwill and intangibles
[6] Annualized and calculated on net income available to common stockholders
7 On a tax-equivalent basis, assuming a federal income tax rate of 35%
[8] Net of security gains and losses and intangible charges

Condensed Consolidated Balance Sheets[1]	As of
(in thousands, except per share data)	December 31,	September 30,	June 30,	December 31,
	2014	2014	2014	2013
Assets
Cash and due from banks	$339,438	$179,724	$182,032	$231,603
Investment securities	761,438	805,449	841,962	842,144

Commercial loans	1,812,965	1,782,126	1,737,751	1,751,740
Held for sale loans	10,400	12,090	20,286	13,840
Other loans	592,325	585,699	566,031	529,720
Gross loans	$2,415,690	$2,379,915	$2,324,068	$2,295,300

Allowance for loan loss	(47,453)	(47,014)	(47,428)	(47,567)
Premises and equipment	63,974	64,369	64,562	65,827
Goodwill and other intangibles	27,373	28,076	28,778	30,257
Other assets	105,147	110,398	113,475	122,011
Total assets	$3,665,607	$3,520,917	$3,507,449	$3,539,575

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$666,607	$579,550	$605,346	$547,531
Interest checking, savings, and money market deposits	1,738,170	1,729,164	1,718,057	1,739,236
Time deposits	496,071	516,680	538,125	582,371
Total deposits	$2,900,848	$2,825,394	$2,861,528	$2,869,138

Securities sold under agreements to repurchase	198,893	157,282	140,563	172,348
Long-term debt	50,000	30,000	-	-
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000	55,000
Other liabilities	27,227	23,213	23,591	27,725
Total liabilities	$3,231,968	$3,090,889	$3,080,682	$3,124,211
Total stockholders' equity	$433,639	$430,028	$426,767	$415,364
Total liabilities & stockholders' equity	$3,665,607	$3,520,917	$3,507,449	$3,539,575

Share Data
Book value per common share	$4.16	$4.11	$4.08	$3.95
Tangible book value per common share[2]	$3.84	$3.79	$3.75	$3.60
Ending number of common shares outstanding	86,861	86,845	86,831	86,804

Asset Quality[1]	As of and for the Three Months Ended
(dollars in thousands)	December 31,	September 30,	June 30,	December 31,
	2014	2014	2014	2013

Gross loans	$2,415,690	$2,379,915	$2,324,068	$2,295,300
Non-performing loans
Non-accrual loans	9,000	8,681	11,232	17,164
Loans 90+ days past due	10	65	235	195
Non-performing loans, segregated by geography
Illinois/ Indiana	5,309	5,285	8,273	13,565
Florida	3,701	3,461	3,194	3,794
Loans 30-89 days past due	1,819	6,350	1,766	6,114
Other non-performing assets	216	216	1,622	2,133
Non-performing assets to total loans and non-performing assets	0.38%	0.38%	0.56%	0.85%
Allowance as a percentage of non-performing loans	526.67%	537.55%	413.60%	274.02%
Allowance for loan losses to loans	1.96%	1.98%	2.04%	2.07%
Net (recoveries) charge-offs	(439)	414	998	1,897
Provision expense	-	-	1,000	1,500

[1] Results are unaudited except for amounts reported as of December 31, 2013
[2] Total common equity less goodwill and intangibles divided by shares outstanding as of period end

Condensed Consolidated Statements of Operations[1]
(in thousands, except per share data)
	For the		For the
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Interest and fees on loans	$23,872	$22,976	$92,395	$92,233
Interest on investment securities	3,785	3,909	15,680	16,463
Total interest income	$27,657	$26,885	$108,075	$108,696

Interest on deposits	1,195	1,522	5,123	7,099
Interest on short-term borrowings	71	58	186	201
Interest on long-term debt	6	-	7	125
Junior subordinated debt owed to unconsolidated trusts	298	301	1,183	1,206
Total interest expense	$1,570	$1,881	$6,499	$8,631

Net interest income	$26,087	$25,004	$101,576	$100,065
Provision for loan losses	-	1,500	2,000	7,500
Net interest income after provision for loan losses	$26,087	$23,504	$99,576	$92,565

Trust fees	4,680	4,565	19,559	18,521
Commissions and brokers' fees	693	597	2,716	2,416
Fees for customer services	4,614	4,580	18,276	17,908
Remittance processing	2,301	2,066	9,421	8,354
Gain on sales of loans	1,169	1,283	4,723	10,227
Net security gains	736	471	776	553
Other	546	967	3,470	4,604
Total non-interest income	$14,739	$14,529	$58,941	$62,583

Salaries and wages	14,316	13,549	51,734	52,891
Employee benefits	2,065	2,168	9,607	10,922
Net occupancy expense	2,078	2,149	8,462	8,489
Furniture and equipment expense	1,118	1,161	4,725	4,848
Data processing expense	2,780	2,652	10,879	10,465
Amortization expense	703	783	2,884	3,132
Regulatory expense	520	482	2,079	2,290
OREO expense	6	109	93	503
Other operating expenses	4,884	4,532	17,746	18,771
Total non-interest expense	$28,470	$27,585	$108,209	$112,311

Income before income taxes	$12,356	$10,448	$50,308	$42,837
Income taxes	4,763	3,528	17,534	14,111
Net income	$7,593	$6,920	$32,774	$28,726
Preferred stock dividends	$182	$908	$727	$3,633
Income available for common stockholders	$7,411	$6,012	$32,047	$25,093

Per Share Data
Basic earnings per common share	$0.08	$0.07	$0.37	$0.29
Fully-diluted earnings per common share	$0.08	$0.07	$0.37	$0.29
Diluted average common shares outstanding	87,439	87,179	87,292	87,064

[1] Results are unaudited except for amounts reported for the year ended December 31, 2013

Corporate Profile

As of December 31, 2014, First Busey Corporation (Nasdaq: BUSE) is a $3.7 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation's wholly-owned bank subsidiary, is also headquartered in Champaign, Illinois and has twenty-eight banking centers serving Illinois, a banking center in Indianapolis, Indiana, and seven banking centers serving southwest Florida.  Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.  Busey Bank had total assets of $3.6 billion as of December 31, 2014.

In addition, First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., through Busey Bank, which processes over 23 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,000 agent locations in 36 states.  More information about FirsTech, Inc. can be found at firstechinc.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation.  Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of December 31, 2014, Busey Wealth Management's assets under care were approximately $5.2 billion.

Busey Bank and Busey Wealth Management deliver financial services through busey.com.

Contact:
Robin N. Elliott, CFO
217-365-4120

Special Note Concerning Forward-Looking Statements
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as the rules adopted by the federal bank regulatory agencies to implement Basel III); (iii) changes in interest rates and prepayment rates of the Company's assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vi) the loss of key executives or employees; (vii) changes in consumer spending; (viii) unexpected results of acquisitions, including the acquisition of Herget; (ix) unexpected outcomes of existing or new litigation involving the Company; (x) the economic impact of any future terrorist threats or attacks; (xi) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards; and (xii) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.